Exhibit 99.1  Press Release dated August 18, 2009

FOR IMMEDIATE RELEASE

Citizens First Bank Names Steve Marcum Executive Vice President and Chief Financial Officer

BOWLING GREEN, Ky. – (August 18, 2009) – Citizens First Bank is pleased to announce the appointment of Steve Marcum, CPA as Executive Vice President and Chief Financial Officer of Citizens First and its parent company, Citizens First Corporation.  Marcum served previously in this role with Citizens First from October 2005 through January 2008.

“We are thrilled to have Steve return to our executive management team,” said Todd Kanipe, Citizens First President and CEO.  “With his extensive experience in community banking, Steve brings to us a strong background in financial reporting and asset/liability management.”

Following graduation from Western Kentucky University (WKU) with a Bachelor of Science degree in accounting, Marcum began his financial career in 1977 with Holland CPAs, a Bowling Green, Kentucky public accounting firm.  He earned an M.B.A. from WKU in 1983.  Since that time, Marcum has held executive management positions in community banking throughout western Kentucky for 29 years.  Immediately prior to his return to Citizens First, Marcum was employed at the Federal Deposit Insurance Corporation as a bank examiner and as senior manager with Holland CPAs, working as an audit and tax specialist.  Marcum previously served as chairman of the Kentucky State Board of Accountancy and currently serves as chairman of the trustees for the Warren County Public Library.  Marcum is a 1982 graduate of the University of Wisconsin’s Graduate School of Banking.  He is also a 1987 graduate of Leadership Bowling Green.  Marcum’s wife Alecia is the media specialist at Natcher Elementary and they have three children.  The family attends Eastwood Baptist Church.

About Citizens First Bank
Established in 1999, Citizens First Bank is a full-service, independent bank with eleven locations in Bowling Green, Franklin, Glasgow, Horse Cave, and Munfordville, Kentucky.  Citizens First Bank ATMs are located conveniently throughout Barren, Hart, Simpson, and Warren counties.  For more information, visit www.citizensfirstbank.com.

CONTACT:
Kim M. Thomas
EVP/President of Community Banking and Private Client Group
270.393.0717
kthomas@citizensfirstbank.com

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